EXHIBIT 2



                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

          AMENDMENT No. 1 (the "Amendment"), dated as of May 11, 2000, to the Rights Agreement, dated as of May 1, 1998 (the "Rights Agreement"), between Young & Rubicam Inc., a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as Rights Agent (the "Rights Agent").

                                    RECITALS

          A. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

          B. WPP Group plc, an English public limited company ("Parent"), York Merger Corp. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of Parent, and the Company have proposed to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub will be merged with and into the Company, with the Company as the surviving corporation (the "Merger"), all on the terms and subject to the conditions set forth in the Merger Agreement.

          C. The Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to exempt the Merger and the Merger Agreement, and all of the transactions contemplated thereby, in accordance with the terms thereof, from application of the Rights Agreement.

          D. Pursuant to Section 27 of the Rights Agreement, therefore, the Board of Directors of the Company hereby resolves that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing, and the Company and the Rights Agent desire to evidence such amendment in writing.

          E. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

          In consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

          1. Section 1(a) of the Rights Agreement is modified and amended to read in its entirety as follows:

          (a) "Acquiring Person" shall mean (i) any Person (other than the H&F Investors and other than any Permitted H&F 15% Transferee), who or which, together with all Affiliates and Associates of such Person, shall be or become the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock (other than as a result of an Approved Offer), (ii) the H&F Investors, if after the

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          Record Date, the H&F Investors, together with all of their Affiliates and Associates, shall acquire Beneficial Ownership of any additional shares of Common Stock, such that following the acquisition of such additional shares of Common Stock, (A) the H&F Investors beneficially own fifteen percent (15%) or more of the then outstanding shares of Common Stock, and, (B) if the Management Voting Trust is then in existence, following the acquisition of such additional shares of Common Stock, the H&F Investors beneficially own a greater percentage of the Diluted Shares Outstanding than the percentage of the Diluted Shares Outstanding subject to the Management Voting Trust at the time of the acquisition of such additional shares of Common Stock (it being understood that neither sales by, nor termination of, the Management Voting Trust shall result in the H&F Investors becoming an Acquiring Person pursuant to this clause (ii) absent a subsequent acquisition of beneficial ownership of additional shares of Common Stock by the H&F Investors or any of their Affiliates or Associates) or (iii) any person who or which is a Permitted H&F 15% Transferee, if contemporaneously with or subsequent to the Transfer from the H&F Investors that resulted in such Person becoming a Permitted H&F 15% Transferee, such Permitted H&F 15% Transferee, together with all of its Affiliates and Associates, shall purchase or otherwise become the Beneficial Owner of any additional shares of Common Stock; provided, however, that (w) a Person shall not become an Acquiring Person if such Person, together with all of its Affiliates and Associates, shall become the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock (in the case of clause (i) above) as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, unless and until such time as such Person shall purchase or otherwise become (as a result of actions taken by such Person or any of its Affiliates or Associates) the Beneficial Owner of any additional shares of Common Stock; (x) "Acquiring Person" shall not include any Company Entity; (y) "Acquiring Person" shall not include any Person who or which, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock (in the case of clause (i) above) or any additional shares of Common Stock (in the case of clauses (ii) and (iii) above) but who acquired beneficial ownership of shares of Common Stock inadvertently, and such Person promptly (and in any event within ten (10) Business Days after being so requested by the Company) enters into an irrevocable commitment satisfactory to the Board of Directors promptly (and in any event within twenty (20) Business Days or such shorter period as shall be determined by the Board of Directors) to divest, and thereafter promptly divests as required by such commitment, sufficient shares of Common Stock so that such Person, together with all of its Affiliates and Associates, ceases to be a Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock (in the case of clause (i) above) or such additional shares of Common Stock (in the case of clauses (ii) and (iii) above); and (z) "Acquiring Person" shall not include WPP Group plc, an English public limited company ("WPP"), York Merger Corp., a Delaware corporation and wholly owned subsidiary of WPP ("Merger Sub"), or any Affiliate or Associate of WPP solely to the extent that each may, without being deemed an Acquiring Person, execute and deliver the Agreement and

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          Plan of Merger, dated as of May 11, 2000, by and among WPP, Merger Sub and the Company, as it may be amended or supplemented from time to time (the "Merger Agreement"), and consummate transactions contemplated thereby.

          2. The first paragraph of Section 3 of the Rights Agreement is amended by inserting the following sentence after the first sentence thereof:

          Notwithstanding the foregoing, no Distribution Date shall occur as a result of the execution and delivery of the Merger Agreement or consummation of the transactions contemplated thereby.

          3. The first sentence of Section 7 of the Rights Agreement is modified and amended to read in its entirety as follows:

          (a) Subject to Sections 7(e), 7(f), 9(e) and 11(a)(iii) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at its principal office or such other office designated by it for such purpose, together with payment of the Purchase Price for each one-hundredth of a Preferred Share (or other securities, cash and/or assets, as the case may be) as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on May 1, 2008 (the "Final Expiration Date"), (ii) the date and time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iii) the date and time at which the Rights are exchanged as provided in Section 24 hereof, (iv) the date and time at which the Rights expire pursuant to Section 13(d), or (v) immediately prior to the consummation of the merger of Merger Sub with and into the Company as contemplated by and in accordance with the Merger Agreement (the "Merger") (such earliest date and time being referred to herein as the "Expiration Date").

          4. Section 13 of the Rights Agreement is amended by inserting the following clause at the end of such Section:

          (g) Notwithstanding anything in this Agreement to the contrary, this
          Section 13 shall not apply to the Merger.

          5. This Amendment shall become effective as of the date of the Merger Agreement. If the Merger Agreement is terminated without the Effective Time (as defined in the Merger Agreement) having occurred, this Amendment shall be null and void.

          6. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

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          7. This Amendment to the Rights Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

          8. In all respects not inconsistent with the terms and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

          9. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.




                                   YOUNG & RUBICAM INC.


                                   By:    /s/ Stephanie W. Abramson
                                       -----------------------------
                                       Name:   Stephanie W. Abramson
                                       Title:  Executive Vice President, General
                                               Counsel



                                   THE BANK OF NEW YORK


                                   By:    /s/ Richard Hanrahan
                                       -----------------------------
                                       Name: Richard Hanrahan
                                       Title: Assistant Vice President